                                                                    EXHIBIT 99.1

              REALNETWORKS REPORTS FOURTH QUARTER AND 2003 RESULTS

            Growth in Consumer Digital Media Services Drives Company
                 to 6th Consecutive Quarter of Revenue Growth


     SEATTLE, WA - January 29th, 2004 - RealNetworks(R), Inc. (Nasdaq: RNWK) today announced results for the quarter ended December 31, 2003. For the fourth quarter of 2003, revenue was $54.1 million, up 17% from the fourth quarter of 2002. The GAAP net loss was $5.3 million or ($0.03) per share. Included in the net loss was $1.6 million, or ($0.01) per share, of fourth quarter costs related to the company's antitrust litigation against Microsoft Corporation. Excluding these litigation expenses, the net loss was $3.8 million or ($0.02) per share compared to a GAAP net loss of $2.5 million or ($0.02) per share in the fourth quarter of 2002. RealNetworks' results are consistent with the guidance provided in December 2003. For the year, revenue was $202.4 million, an increase of 11% from 2002 and the net loss was $21.5 million or ($0.13) per share compared to a net loss from the prior year of $38.4 million or ($0.24) per share.

     "2003 was the year when digital media consumer services crossed into the mainstream," said Rob Glaser, CEO, RealNetworks. "This is particularly true in the case of digital music, where we now lead the market with over 350,000 subscribers, and the emerging market of downloadable games, where our RealArcade is the number one service in the market. 2003 was also a significant year for us in that it demonstrated our return to revenue growth. Adding in our rock-solid foundation of world-class technology, we believe that we are poised for continued leadership in the digital media market for years to come."

FINANCIAL DISCUSSION

     Fourth quarter revenue from consumer products and services was $41.2 million, which represents a 27% increase from the prior year's fourth quarter and a 13% increase from the third quarter of 2003. Consumer subscription revenue, included in consumer products and services, was $30.1 million for the quarter, a 33% increase from the fourth quarter of 2002 and an 8% increase from $12.8 million, which represents a decrease of 7% from the prior year and a decrease of 17% from the third quarter of 2003.

     The gross margin for the quarter was 62% compared to 64% in the third quarter of 2003. The change is primarily a result of the changing revenue mix toward the faster growing consumer business, which has good gross margins that are lower than RealNetworks' traditional technology business. Consumer revenue was 76% of fourth quarter revenue compared to 70% of third quarter revenue. RealNetworks continues to maintain a strong balance sheet with over $373 million in cash and investments as of December 31st, 2003.

CONTINUED GROWTH OF CONSUMER SERVICES

     In 2003 consumer digital media services became RealNetworks' primary revenue driver, largely through the growth of subscription services. The company grew its subscriber base to more than 1.3 million paying subscribers by year-end, up 44% from the end of 2002 and up 13% from the third quarter of 2003. In 2003, RealNetworks focused its consumer investments most deeply on the two digital media businesses that were poised for adoption by mainstream users: music and downloadable games. These investments delivered strong results in 2003.

     RealNetworks' music business, including subscriptions, premium radio and individual song sales, grew 71% to $7.9 million in the fourth quarter, up from $4.7 million in the third quarter. Paying subscribers to RealNetworks' music services, including RadioPass(TM) and Rhapsody(R), grew to over 350,000 in the fourth quarter of 2003, up 40% from the third quarter of 2003. This growth reflects the transition of digital music into a mainstream consumer market, continued growth in broadband penetration, the effectiveness of our marketing, and the success of our partnerships with distributors such as Best Buy and Comcast.

     In addition to music subscription services, in January, RealNetworks launched an a la carte music download store as part of the new RealPlayer(R) 10. Offering the highest quality downloads at $.99 cents per song, the RealPlayer Music Store is the only download store that also enables consumers to play content purchased at other Internet music stores making RealPlayer 10 the only universal player for both free and purchased content.

     In 2003, RealNetworks also focused on growing the games business and saw revenue from that business, which includes subscriptions, game sales, and advertising on RealArcade(R), grow 56% percent to $12.2 million, up from $7.8 million in 2002. Since launching in 2001, RealArcade has sold more than two million games and now offers more than 190 downloadable games and more than 60 web games. RealNetworks also announced this week a definitive agreement to acquire the leading downloadable games developer, GameHouse(R), Inc.

Gamehouse is RealNetworks' biggest supplier of games for RealArcade, responsible for about 20% of the game units sold in 2003; RealNetworks was GameHouse's biggest third party distribution channel, accounting for approximately 30% of GameHouse's third party units sold in 2003. The acquisition is estimated to be approximately $0.01 per share accretive to earnings per share in 2004 after acquisition charges and non-cash amortization of intangibles. With the acquisition of GameHouse, RealArcade's most successful developer, RealNetworks is combining two leaders in the market, which we believe will both strengthen the downloadable games market and strengthen RealNetworks' leadership position in the market.

TECHNOLOGY PRODUCTS AND SERVICES

In 2003 RealNetworks created several important new partnerships and services to invest in its core technology foundation. For example, RealNetworks entered into agreements with mobile market leaders such as Nokia, Ericsson, Motorola, Vodafone, Sprint and AT&T Wireless. These agreements position RealNetworks to continue growing its mobile business and enabling digital media services on mobile devices. In early 2004, RealNetworks forged a relationship with IBM to jointly offer an on-demand media system for content providers which decreases cost to deploy, increases time to market and offers flexible media services. RealNetworks recently released groundbreaking new products, including RealPlayer 10, RealAudio(R) 10, RealVideo(R) 10 and Helix(TM) DRM 10, with support from more than 50 industry companies. These initiatives create a solid foundation for our technology business for 2004.

FORWARD LOOKING GUIDANCE

For the first quarter of 2004, RealNetworks expects net revenues to be between $56 million and $59 million or between 19% and 26% over the first quarter of 2003. The GAAP quarterly loss per share, which includes an estimated $3 million expense relating to antitrust litigation, is expected to be between ($0.04) and ($0.05) per share. The quarterly loss per share without the antitrust litigation expenses is expected to be between ($0.02) and ($0.03) per share. Excluding the antitrust litigation expenses, RealNetworks expects to return to profitability by the end of 2004. Additionally, RealNetworks expects margins to stabilize in future quarters.

The above guidance may be impacted by two potential first quarter events. First, RealNetworks continues to hold an ownership interest in MusicNet, which is carried on RealNetworks' financial statements at a value of $6.5 million. The carrying value of our investment may be impacted by the capital requirements or results of operations of MusicNet in the first quarter. The second potential event relates to the possible cost of restructuring RealNetworks' relationship with a content provider whose content as of the first quarter is not being used in RealNetworks' primary video subscription services. Those negotiations could result in a one-time charge of up to $6 million; if this happens, RealNetworks' future content costs would be lower as a result of this potential transaction.

ABOUT REALNETWORKS, INC.

RealNetworks, Inc. is the leading creator of digital media services and software including the award-winning Rhapsody Internet jukebox service and RealPlayer 10. Consumers can access and experience audio/video programming and download RealNetworks' consumer software at http://www.real.com. Broadcasters, network operators, media companies and enterprises use RealNetworks' products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. RealNetworks' systems and corporate information is located at http://www.realnetworks.com.


                                      ###

Press Inquiries-Erika Shaffer, RealNetworks, (206) 892-6191, eshaffer@real.com Financial Inquiries-Roy Goodman, RealNetworks, (206) 892-6841, rgoodman@real.com

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) continued growth and acceptance of media subscription services and RealNetworks' continued leadership position in this market; (b) RealNetworks' ability to continue to grow and sustain a successful consumer subscription and paid content businesses, and increase revenue; (c) revenue, expense, margin and net loss projections for the first quarter of 2004,and projection of future stabilization of margins and profitability by the end of 2004 and (d) the impact on our operating results of our anticipated acquisition of GameHouse. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks' services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model; the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the risk that the costs of our antitrust litigation will be greater than we anticipate; the emergence of new entrants and competition in the market for digital media subscription offerings; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; potential adverse responses by GameHouse distributors to the announcement of the acquisition; the risk that RealNetworks may not be able to successfully integrate GameHouse's business following the closing of the acquisition, especially in light of RealNetworks' relative inexperience in managing a media creation business; the potential inability of the combined company to retain key employees of GameHouse following the acquisition; and risks relating to the timely development, production, marketing and acceptance of the products, services and technologies contemplated by the proposed acquisition; potential funding decisions by companies in which we have a significant equity position; potential costs of restructuring an agreements with a content provider; and RealNetworks' independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks' business and financial results is included in RealNetworks' annual report on Form 10-K for the year ended December 31, 2002, and its quarterly report on Form 10-Q for the prior quarter and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.


RealNetworks, RealAudio, RealVideo, Helix, Rhapsody and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

                   REALNETWORKS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (UNAUDITED)





                                                         Quarter Ended December 31,      Year Ended December 31,
                                                         --------------------------      -----------------------
                                                              2003        2002              2003         2002
                                                         -----------  -------------      -----------  ----------
                                                                     (in thousands, except per share data)

NET REVENUE:
    Software license fees                                   $13,560        15,590           $61,970       72,753
    Service revenue                                          38,612        28,695           134,058      103,161
    Advertising                                               1,884         1,926             6,349        6,765
                                                            -------       -------          --------     --------
        Total net revenue                                    54,056        46,211           202,377      182,679
                                                            -------       -------          --------     --------

COST OF REVENUE:
    Software license fees                                     3,673         1,560             9,917        6,865
    Service revenue                                          16,709        11,267            56,690       41,259
    Advertising                                                 398           548             1,736        2,145
                                                            -------       -------          --------     --------
        Total cost of revenue                                20,780        13,375            68,343       50,269
                                                            -------       -------          --------     --------
      Gross profit                                           33,276        32,836           134,034      132,410
                                                            -------       -------          --------     --------
OPERATING EXPENSES:
    Research and development                                 11,922        11,340            46,763       48,186
    Sales and marketing                                      20,638        18,427            77,335       73,928
    General and administrative                                4,186         5,263            21,007       19,820
    Antitrust litigation                                      1,574            --             1,574           --
    Loss on excess office facilities (A)                         --            --             7,098       17,207
 Personnel reduction, restructuring, and related charges         --            --                --        3,595
 Stock based compensation                                       260           398             1,120        1,328
                                                            -------       -------          --------     --------
        Total operating expenses                             38,580        35,428           154,897      164,064
                                                            -------       -------          --------     --------
      Operating loss                                         (5,304)       (2,592)          (20,863)     (31,654)

OTHER INCOME (EXPENSE):
    Interest income                                             878         1,508             4,251        7,483
    Equity in net loss of MusicNet                           (1,104)       (1,192)           (5,378)      (6,324)
    Impairment of equity investments (B)                         --            --              (424)      (5,103)
    Other, net                                                  219          (164)            1,107        3,217
                                                            -------       -------          --------     --------
       Other income (expense), net                               (7)          152              (444)        (727)

Loss before income taxes                                     (5,311)       (2,440)          (21,307)     (32,381)
Income tax expense                                              (16)          (17)             (144)      (5,972)
                                                            -------       -------          --------     --------
Net loss                                                    $(5,327)       (2,457)         $(21,451)     (38,353)
                                                            =======       =======          ========     ========

Basic and diluted net loss per share                         $(0.03)        (0.02)           $(0.13)       (0.24)
                                                            =======       =======          ========     ========
Shares used to compute basic and diluted net loss           163,755       157,528           160,309      159,365
  per share

NET CASH USED IN OPERATING ACTIVITIES                       $(5,235)       (1,599)          $(9,509)        (788)


(A) The estimated loss on unoccupied excess office facilities represents the loss from rent payments, net of sublease income, over the remaining life of the lease.

(B) Relates to other-than-temporary declines in the value of certain equity investments. These charges were recorded to reflect these investments at their estimated fair value.

                    REALNETWORKS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)




                                                            December 31,                  December 31,
                                                               2003                          2002
                                                            ------------                  ------------
                                                                           (in thousands)
ASSETS

Current assets:
     Cash, cash equivalents and short-term investments         $373,593                       $309,071
     Trade accounts receivable, net of allowances for doubtful
       accounts and sales returns                                10,618                          6,560
     Prepaid expenses and other current assets                    8,879                          7,278
                                                            -----------                        -------
       Total current assets                                     393,090                        322,909
Equipment and leasehold improvements, at cost:
     Equipment and software                                      37,110                         27,536
     Leasehold improvements                                      26,085                         25,227
                                                            -----------                        -------
       Total equipment and leasehold improvements                63,195                         52,763
     Less accumulated depreciation and amortization              33,258                         22,718
                                                            -----------                        -------
       Net equipment and leasehold improvements                  29,937                         30,045
                                                            -----------                        -------
Restricted cash equivalents                                      19,953                         17,300
Investments                                                      34,577                         29,196
Goodwill, net                                                    97,477                         60,077
Other intangible assets, net                                      1,065                            848
Other                                                             4,840                          1,726
                                                            -----------                        -------
       Total assets                                            $580,939                       $462,101
                                                            ===========                        =======


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                            $6,865                         $7,830
     Accrued and other liabilities                               39,400                         31,083
     Deferred revenue, excluding non-current portion             31,186                         31,771
     Accrued loss on excess office facilities, excluding
       non-current portion                                        4,960                          3,825
                                                            -----------                        -------
       Total current liabilities                                 82,411                         74,509
                                                            -----------                        -------
Deferred revenue, excluding current portion                       4,561                         12,446
Accrued loss on excess office facilities, excluding
  current portion                                                24,099                         22,110
Deferred rent                                                     3,382                          3,271
Convertible debt                                                100,000                             --

Total shareholders' equity                                      366,486                        349,765
                                                            -----------                        -------
       Total liabilities and shareholders' equity              $580,939                       $462,101
                                                            ===========                        =======


                      REALNETWORKS, INC. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                                  (UNAUDITED)



                                                Quarter Ended      Quarter Ended          Quarter Ended
                                                 December 31,       September 30,           December 31,    Year Ended December 31,
                                                -------------      --------------         --------------    -----------------------
                                                   2003                 2003                  2002           2003          2002
                                                -------------      --------------         --------------    ----------  -----------
                                                                (in thousands)
NET REVENUE BY TYPE:
    Consumer products and services (A)   $             41,214              36,377                32,379       $143,649      113,538
    Technology products and services (B)               12,842              15,432                13,832         58,728       69,141
                                                -------------      --------------         --------------    ----------  -----------
        Total net revenue                             $54,056              51,809                46,211       $202,377      182,679
                                                =============      ==============         ==============    ==========  ===========


NET REVENUE OF CONSUMER PRODUCTS AND SERVICES:
    Subscriptions (C)                                 $30,075              27,909                22,677       $107,093       75,497
    E-commerce and other (D)                           11,139               8,468                 9,702         36,556       38,041
                                                -------------      --------------         --------------    ----------  -----------
        Total consumer products
          and services revenue                        $41,214              36,377                32,379       $143,649      113,538
                                                =============      ==============         ==============    ==========  ===========

NET REVENUE FOR SELECTED CONSUMER PRODUCTS AND SERVICES
    Music (E)                                          $7,937               4,655                   416        $15,093          960
    Games  (F)                                          3,930               3,150                 1,998         12,162        7,794


NET REVENUE BY GEOGRAPHY:
     United States                                    $40,175              37,660                33,699       $147,613      132,009
     Europe                                             8,492               8,710                 6,706         32,106       27,019
     Rest of world                                      5,389               5,439                 5,806         22,658       23,651
                                                -------------      --------------         --------------    ----------  -----------
       Total net revenue                              $54,056              51,809                46,211       $202,377      182,679
                                                =============      ==============         ==============    ==========  ===========
SUBSCRIBERS (PRESENTED AS GREATER THAN)
     Total                                              1,300               1,150                   900
     Music                                                350                 250                    75



(A) Revenue is derived from consumer digital media subscription services, Real Player Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(B) Revenue is derived from media delivery system software, support and maintenance services, broadcast hosting services and consulting services

(C) Revenue is derived from consumer digital media subscription services including: SuperPass, RadioPass, Rhapsody, GamePass and stand-alone subscriptions

(D) Revenue is derived from Real Player Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(E) Revenue is derived from RadioPass and Rhapsody subscription services and sales of music content

(F) Revenue is derived from the GamePass subscription service, sales of games and advertising generated from our games and game related Web sites